Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Steve Iaco	Brad Burke
Media Relations	Investor Relations
212.984.6535	215.921.7436
steven.iaco@cbre.com	brad.burke@cbre.com

CBRE APPOINTS LEAH C. STEARNS AS CHIEF FINANCIAL OFFICER

Los Angeles, April 15, 2019 – CBRE Group, Inc. (NYSE: CBRE) today announced that Leah C. Stearns will join the company as Chief Financial Officer (CFO). Ms. Stearns, who assumes her new role on May 15, was previously Senior Vice President and CFO for American Tower Corporation’s (NYSE: AMT) U.S. division, which comprises over 50% of American Tower’s global operating profit.

Ms. Stearns will oversee CBRE’s global finance and accounting organization, including tax, treasury, balance sheet management, financial planning & analytics and investor relations. She will be based in Dallas.

“Leah will bring tremendous capabilities to CBRE. She is an exceptional executive who has risen rapidly in her career and has had significant responsibilities in financial management, operational leadership and international activities. Her background is well suited to help us drive our strategy,” said Bob Sulentic, the company’s president and chief executive officer.

Ms. Stearns’ appointment enables Jim Groch to focus full time on his responsibilities as the company’s Global Group President and Chief Investment Officer. As previously announced, in this role, Mr. Groch’s primary duties are leading the company’s merger-and-acquisition activities and allocating capital into its real estate investments businesses.

Ms. Stearns joined American Tower, one of the largest global REITs, in 2001. In her current role, she has responsibility for finance and accounting, mergers and acquisitions, supply chain, operational tax planning, and other aspects of the company’s U.S. business. She also previously served as Chief Executive Officer of American Tower’s EMEA division. American Tower, with a market capitalization of more than $85 billion, is a leading independent owner, operator and developer of multitenant communications real estate with a portfolio of over 170,000 communications sites.

Ms. Stearns holds an MBA from Boston College and a BS from Boston University, both with honors. She serves on the board of a non-profit organization, the Brookline Center, which seeks to provide access to high-quality mental health services, regardless of one’s ability to pay.

About CBRE Group, Inc.

CBRE Group, Inc. (NYSE: CBRE), a Fortune 500 and S&P 500 company headquartered in Los Angeles, is the world’s largest commercial real estate services and investment firm (based on 2018 revenue). The company has more than 90,000 employees (excluding affiliates) and serves real estate investors and occupiers through approximately 480 offices (excluding affiliates) worldwide. CBRE offers a broad range of integrated services, including facilities, transaction and project management; property management; investment management; appraisal and valuation; property leasing; strategic consulting; property sales; mortgage services and development services. Please visit our website at www.cbre.com.